EXHIBIT 21

SUBSIDIARIES
The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2015. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York
Southeastern Metals Manufacturing Company, Inc.	Florida
Pacific Awards Metals, Inc.	California
Construction Metals, LLC	California
Noll/Norwesco, LLC	Delaware
Air Vent Inc.	Delaware
AMICO Holding Company, Inc.	Delaware
Alabama Metal Industries Corporation	Delaware
Diamond Perforated Metals, Inc.	California
Sea Safe, Inc.	Louisiana
AMICO Canada, Inc.	Canada
Gibraltar Industries (UK) Limited	United Kingdom
The Expanded Metal Company Limited	United Kingdom
Gibraltar Industries Germany GmbH	Germany
Sorst Streckmetall GmbH	Germany
Solar Group, Inc.	Delaware
Appleton Supply Company, Inc.	Delaware
Florence Corporation	Illinois
Florence Corporation of Kansas	Kansas
D.S.B. Holding Corp.	Delaware
The D.S. Brown Company	Ohio
Seismic Energy Products, Inc.	Delaware
Gibraltar Industries Holding Company (UK)	United Kingdom
Rough Brothers Holding Co., Inc.	Ohio
Delta T Solutions, Inc.	California
RBI Solar, Inc.	Ohio
RBI International, LLC	Ohio
RBI Solar Brazil LTDA	Brazil
RBI Solar KK	Japan
Renusol Gmbh	Germany
Renusol America, Inc.	Delaware
Rough Brothers Manufacturing, Inc.	Ohio
Rough Brothers Asia LLC	Ohio
Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd	China
Rough Brothers, Inc.	Ohio
Rough Brothers Construction, Inc.	Ohio